Exhibit 10.55
Apollo Group, Inc.
Gregory W. Cappelli
Co-CEO

June 25, 2012

Joseph L. D’Amico
[Address Redacted.]

Dear Joe:

I am very pleased to inform you that in recognition of the valuable services you have rendered and the significant contribution you have made during this important transition period, the Company has decided to extend the term of your Amended and Restated Employment dated May 18, 2010 (the “Employment Agreement”) for the additional one-year extension period through August 31, 2013 (the “Extension Period”).

Your compensation during the Extension Period will be as follows:

Cash Compensation: Your rate of annual base salary will remain at the current rate of $525,000, and your target annual bonus for the Company’s 2013 fiscal year will remain at 100% of such base salary.

Long-Term Equity Compensation: For the 2013 fiscal year, you will also be granted long term equity incentive compensation with an aggregate grant date value that will bring your total direct compensation for such year (salary, target bonus and such equity award value) to at least $5,000,000. Your equity award will be comprised of stock option grants, restricted stock units tied to an after-tax net income goal for the 2013 fiscal year and performance share units tied to adjusted free cash flow and net revenue growth over a three year performance period coincident with the Company’s 2013, 2014 and 2015 fiscal years. The actual mix of your equity award among those three components and the applicable performance goals will be determined by the Compensation Committee of the Company’s Board of Directors at its July 2, 2012 meeting and will, in general, track the same mix and performance goals in effect for the equity awards to be made at that time to the Company’s other senior executive officers. In addition, your equity awards will have the same special vesting and exercisability provisions that are in effect for the equity awards made to you for the 2012 fiscal year, as required pursuant to the terms of your Employment Agreement.

4025 SOUTH RIVERPOINT PARKWAY PHOENIX, ARIZONA 85040 PHONE 312-660-2020 GREGCAPPELLI@APOLLOGRP.EDU

Joseph L. D’Amico
June 25, 2012

The terms and provisions of your Employment Agreement will continue in full force and effect during the Extension Period. However, please note that in accordance with the terms of your Employment Agreement, you will not be entitled to any cash severance benefits upon the termination of your employment for any reason following the expiration of the Extension Period.

All of us at Apollo Group look forward to working with you during the Extension Period. Should you have any questions or concerns regarding your continued employment during the Extension Period, please feel free to discuss them with me.

Sincerely

/s/ Gregory W. Cappelli
GREGORY W. CAPPELLI
CO-CHIEF EXECUTIVE OFFICER

ACCEPTANCE

I hereby acknowledge receipt of the foregoing notice of the one-year extension of my May 18, 2010 Amended and Restated Employment Agreement with Apollo Group, Inc. and the terms and provisions that will govern my continued employment during that extension period. I hereby accept and agree to those terms and provisions.

/s/ Joseph L. D’Amico
JOSEPH L. D’AMICO

DATED: JUNE 27, 2012